Exhibit 99.1

Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President & CEO	Executive Vice President & CFO
860-585-2117	860-585-2118

FIRST VALLEY BANCORP, INC. ANNOUNCES STOCK SPLIT

December 20, 2005 ---- Robert L. Messier, Jr., President & Chief Executive Officer of First Valley Bancorp, Inc., parent company of Valley Bank, announced a one for ten stock split approved by the Company’s Board of Directors at its December 19, 2005 Board Meeting. Shareholders of record as of December 30, 2005 will receive one share of First Valley Bancorp, Inc. common stock for every ten shares they now own. Shares will be distributed on January 30, 2006. The Board of Directors, in light of a very satisfying 2005 year to date performance, wanted to reward Shareholders for their confidence in Valley Bank.

As of September 30, 2005, the Company had a 24% increase in earnings over the previous nine-month period ending September 30, 2004. The Company has grown to more than $150 million in assets, more than $127 million deposits and more than $100 million in loans.

Messier reported, “Valley Bank received $4 million of additional regulatory capital through a trust preferred offering in July 2005. The capital will allow the Bank to sustain continued growth which to date has been in excess of 20% annually.”

Valley Bank introduced on-line banking (V.O.L.) Valley Bank On-Line in September 2005. Response from customers has been very positive. Valley Bank also opened a loan production office in Southington in January 2005 that has contributed to the Bank’s growth. A full service Southington office is planned for 2006. Valley Bank also expects to open a Route 6, Bristol office in 2006.

Messier said, “The Bank continues to attract customers who want to do business with a community bank that offers a full range of services and most importantly, makes decisions locally.”